Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: July 30, 2015
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FOURTH QUARTER & FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 OUTLOOK AND DIVIDEND INCREASE
- Reported adjusted earnings per diluted share (EPS) of $0.46 for the quarter and $2.02 for the fiscal year
- Record fiscal year free operating cash flow of $267 million
- Restructuring savings of $17 million in the quarter and $77 million since inception; on track for $115-$135 million annualized savings

-	Increases quarterly dividend 11 percent to $0.20 per share

-	Announces fiscal 2016 EPS range of $1.70 to $2.00; includes $0.30 to $0.35 exchange rate headwinds
LATROBE, Pa., (July 30, 2015) – Kennametal Inc. (NYSE: KMT) today announced fiscal 2015 and fourth-quarter results. For fiscal 2015, the company reported loss per diluted share (LPS) of $4.71, compared with EPS of $1.99 during the prior year. Adjusted EPS were $2.02 in the current year compared to $2.53 in the prior year.
For its fiscal fourth quarter, the company reported EPS of $0.26, compared with the prior year quarter EPS of $0.57. The current quarter adjusted EPS were $0.46, compared to $0.79 in the prior year quarter.
“Our performance in the June quarter was better than expected on several fronts, driven by progress on our cost reduction measures and significant improvements in working capital management,” said Kennametal President and Chief Executive Officer Don Nolan. “In a challenging market environment, our efforts to lower costs, improve efficiencies and generate higher cash flows are having a favorable impact. As we move ahead, we will remain focused on aligning our cost structure, expanding margins and investing in core growth opportunities.”
Fiscal 2015 Fourth Quarter Key Developments

•
Sales were $638 million compared with $772 million in the same quarter last year. Sales decreased by 17 percent, reflecting a 10 percent organic sales decline, a 7 percent unfavorable currency exchange impact and a 1 percent decrease from a prior year divestiture, offset partially by a 1 percent increase due to more business days.

•	On a combined basis, pre-tax restructuring and related charges amounted to $21 million, or $0.24 per share, and pre-tax benefits were approximately $17 million, or $0.16 per share in the quarter.

•
Operating income was $35 million, compared with $78 million in the same quarter last year. Adjusted operating income was $56 million, compared with $95 million in the prior year quarter. The decrease in operating income in the current period was primarily driven by organic sales decline, lower absorption of manufacturing costs related to reduced sales volumes and an inventory reduction initiative, unfavorable mix in Infrastructure and unfavorable currency exchange, offset partially by restructuring benefits. Adjusted operating margin was 8.8 percent in the current period and 12.4 percent in the prior period.

•
The reported effective tax rate was 24.8 percent compared to 30.5 percent in the prior year. The decrease was primarily driven by prior year restructuring charges in tax jurisdictions where a tax benefit was not permitted.

•	EPS were $0.26, compared with the prior year quarter EPS of $0.57. Adjusted EPS were $0.46 in the current year quarter and $0.79 in the prior year quarter.

•
The company realized record free operating cash flow of $267 million compared with $156 million last year despite the unfavorable impact of challenging end markets to cash earnings. The record free operating cash flow was primarily attributable to improved working capital management.

Segment Developments for the Fiscal 2015 Fourth Quarter

•
Industrial segment sales of $358 million decreased 14 percent from $416 million in the prior year quarter due to unfavorable currency exchange of 10 percent, organic sales decline of 4 percent and prior year divestiture of 1 percent, partially offset by an increase of 1 percent due to more business days. Excluding the impact of currency exchange, sales remained relatively flat in general engineering, while sales decreased approximately 2 percent in transportation, approximately 7 percent in aerospace and defense and approximately 22 percent in energy. In the general engineering market, sales in the indirect channel grew, offset by weak demand in the energy markets. Sales in the transportation market were adversely affected by lower volumes in all regions, while aerospace and defense sales decreased due to the company exiting lower margin businesses, partially offset by production growth in aircraft frames and engines. Energy sales declined due to continuing weakness in oil and gas end markets. On a regional basis, sales decreased 6 percent in the Americas and 1 percent in Europe, while sales remained flat in Asia.

•
Industrial segment operating income was $40 million compared with $53 million in the prior year period. Adjusted operating income was $51 million compared to $64 million in the prior year quarter, driven by organic sales decline and lower absorption of manufacturing costs related to reduced sales volumes and an inventory reduction initiative, partially offset by restructuring program benefits. Industrial adjusted operating margin was 14.1 percent compared with 15.5 percent in the prior year.

•
Infrastructure segment sales of $280 million decreased 21 percent from $357 million in the prior year. The decrease was driven by 16 percent organic sales decline and 6 percent unfavorable currency exchange, offset partially by an increase of 1 percent due to more business days. Excluding the impact of currency exchange, Infrastructure sales decreased by approximately 23 percent in energy and approximately 11 percent in earthworks. The energy market was impacted by continuing weakness in oil and gas end markets, partially offset with some improvements in power generation and process industry sales. Earthworks was impacted by continued weakness in underground mining, while highway construction sales improved in line with the road rehabilitation season. On a regional basis, sales decreased 21 percent in the Americas, 17 percent in Asia and 5 percent in Europe.

•
Infrastructure segment operating loss was $4 million, compared with operating income of $27 million in the same quarter of the prior year. Adjusted operating income was $6 million compared to $32 million in the prior year quarter. Adjusted operating income decreased primarily due to lower organic sales, lower absorption of manufacturing costs related to reduced sales volumes and an inventory reduction initiative, and unfavorable business mix, partially offset by the benefits of restructuring savings. Infrastructure adjusted operating margin was 2.0 percent compared with 9.0 percent in the prior year.

Fiscal 2015 Key Developments

•
Sales were $2,647 million, compared with $2,837 million last year. Sales decreased by 7 percent, driven by 5 percent organic sales decline and 4 percent unfavorable currency exchange, offset partially by 2 percent net increase from prior year acquisition and divestiture activity.

•
Operating loss was $358 million, compared with operating income of $263 million in the same period last year. Adjusted operating income was $242 million, compared with adjusted operating income of $307 million in the prior year. Adjusted operating income decreased primarily due to organic sales decline, lower absorption of manufacturing costs related to reduced sales volumes and an inventory reduction initiative, and unfavorable mix in Infrastructure, offset partially by restructuring benefits and a prior period non-recurring inventory charge of approximately $6 million. Adjusted operating margin was 9.1 percent, compared to 10.8 percent in the prior year.

•	LPS were $4.71 in the current year, compared with EPS of $1.99 in the prior year. Adjusted EPS were $2.02 in the current year and $2.53 in the prior year.

Restructuring Programs

The previously announced restructuring programs are expected to produce combined annual ongoing pre-tax permanent savings of $115-$135 million. In total, pre-tax charges for these initiatives are expected to be approximately $185-$205 million.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Approximate Savings To Date	Expected Completion Date
Phase 1	$55M-$60M	$8M	$52M	$50M-$55M	$10M	$30M	6/30/2016
Phase 2	$90M-$100M	$12M	$24M	$40M-$50M	$7M	$7M	12/31/2016
Phase 3	$40M-$45M	$1M	$1M	$25M-$30M	—	—	3/31/2017
Total	$185M-$205M	$21M	$77M	$115M-$135M	$17M	$37M
Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook

For fiscal year 2016, the company's outlook reflects ongoing market uncertainties as well as limited visibility related to customer demand trends. Kennametal's current assumptions include expectations of some growth in the Industrial segment, although not sufficient to offset weakness in the Infrastructure segment. In addition, orders activity levels remained weak during the June quarter, and the company expects year-over-year comparisons to be unfavorable through December 2015.
Given these factors, the company expects organic sales decline ranging from 1 to 3 percent, with total sales decline between 7 and 9 percent.
Restructuring benefits are expected to range from $80 million to $90 million in fiscal 2016.
The company expects consolidated EPS to range from $1.70 to $2.00 in fiscal 2016, which includes foreign currency headwinds of approximately $0.30 to $0.35 due to the continued strength of the U.S. dollar.
“In fiscal 2016, we remain focused on increasing margins through portfolio simplification, footprint restructuring and reductions in G&A costs,” said Nolan. “At the same time, we continue to invest in innovation to fuel organic growth and expand our return on invested capital to the double-digit level as part of our long-term plan.”
Kennametal expects to generate cash flow from operating activities in the range of $275 million to $310 million in fiscal 2016. Based on anticipated capital expenditures of approximately $160 million to $175 million, the company expects to generate free operating cash flow in the range of $115 million to $135 million for fiscal year 2016.

Kennametal remains committed to maintaining investment-grade credit ratings. In fiscal 2015, we achieved significant debt reduction through record cash from operations and overseas cash redeployment thereby strengthening our balance sheet and credit metrics. Consistent with our capital structure principles, our priority is business reinvestment for profitable growth and margin expansion while remaining balanced in consistently deploying a portion of excess cash to shareholders through dividends and share repurchases. We are confident in our ability to generate consistent, strong cash flow and drive shareholder value.
Dividend Increase Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share, which represents an increase of 11 percent, or $0.02 per share. The dividend is payable August 26, 2015 to shareholders of record as of the close of business on August 11, 2015.
The company will discuss its fiscal 2015 fourth-quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through August 31, 2015.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2016 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 13,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and over 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Sales	$637,653	$772,204	$2,647,195	$2,837,190
Cost of goods sold	448,687	519,364	1,841,202	1,940,187
Gross profit	188,966	252,840	805,993	897,003
Operating expense	130,923	154,785	554,895	589,768
Restructuring and asset impairment charges	16,398	12,594	582,235	17,608
Amortization of intangibles	6,325	7,404	26,686	26,195
Operating income (loss)	35,320	78,057	(357,823)	263,432
Interest expense	7,537	8,450	31,466	32,451
Other (income) expense, net	(1,705)	1,267	(1,674)	2,172
Income (loss) from continuing operations before income taxes	29,488	68,340	(387,615)	228,809
Provision (benefit) for income taxes	7,321	20,861	(16,654)	66,611
Net income (loss)	22,167	47,479	(370,961)	162,198
Less: Net income attributable to noncontrolling interests	1,021	2,024	2,935	3,832
Net income (loss) attributable to Kennametal	$21,146	$45,455	$(373,896)	$158,366
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.27	$0.58	$(4.71)	$2.01
Diluted earnings (loss) per share	$0.26	$0.57	$(4.71)	$1.99
Dividends per share	$0.18	$0.18	$0.72	$0.72
Basic weighted average shares outstanding	79,518	78,818	79,342	78,678
Diluted weighted average shares outstanding	80,113	79,850	79,342	79,667

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2015	June 30, 2014
ASSETS
Cash and cash equivalents	$105,494	$177,929
Accounts receivable, net	445,373	531,515
Inventories	575,531	703,766
Other current assets	132,148	111,986
Total current assets	1,258,546	1,525,196
Property, plant and equipment, net	815,825	884,458
Goodwill and other intangible assets, net	704,058	1,318,752
Other assets	71,100	139,680
Total assets	$2,849,529	$3,868,086
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$15,702	$80,117
Accounts payable	187,381	206,891
Other current liabilities	279,661	275,748
Total current liabilities	482,744	562,756
Long-term debt and capital leases	735,885	981,666
Other liabilities	255,465	362,056
Total liabilities	1,474,094	1,906,478
KENNAMETAL SHAREHOLDERS’ EQUITY	1,345,807	1,929,256
NONCONTROLLING INTERESTS	29,628	32,352
Total liabilities and equity	$2,849,529	$3,868,086

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Outside Sales:
Industrial	$357,519	$415,529	$1,461,744	$1,524,075
Infrastructure	280,134	356,675	1,185,451	1,313,115
Total outside sales	$637,653	$772,204	$2,647,195	$2,837,190
Sales By Geographic Region:
North America	$295,066	$353,604	$1,250,535	$1,276,704
Western Europe	176,405	232,280	731,014	873,828
Rest of World	166,182	186,320	665,646	686,658
Total sales by geographic region	$637,653	$772,204	$2,647,195	$2,837,190
Operating Income (Loss):
Industrial	$39,771	$52,598	$160,894	$177,040
Infrastructure	(3,583)	26,636	(509,381)	94,940
Corporate (1)	(868)	(1,177)	(9,336)	(8,548)
Total operating income (loss)	$35,320	$78,057	$(357,823)	$263,432
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin, operating expense, operating expense as a percentage of sales, operating income (loss) and margin, net income (loss), diluted EPS (LPS), effective tax rate, Industrial operating income and margin, Infrastructure operating income (loss) and margin and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED JUNE 30, 2015 - (UNAUDITED)

(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating Income	Net Income (2)	Diluted EPS	Effective Tax Rate
2015 Reported Results	$637,653	$188,966	$130,923	$35,320	$21,146	$0.26	24.8%
2015 Reported Margins		29.6%	20.5%	5.5%
Restructuring and related charges (3)	—	2,908	(1,691)	20,996	18,566	0.24	(5.5)
Tax impact of prior impairment charges	—	—	—	—	(3,651)	(0.05)	7.2
Tax redeployment expense	—	—	—	—	807	0.01	(1.6)
2015 Adjusted Results	$637,653	$191,874	$129,232	$56,316	$36,868	$0.46	24.9%
2015 Adjusted Margins		30.1%	20.3%	8.8%
(2) Represents amounts attributable to Kennametal Shareholders.
(3) Includes pre-tax restructuring and related charges recorded in corporate of $986.

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating (Loss) Income
2015 Reported Results	$357,519	$39,771	$280,134	$(3,583)
2015 Reported Operating Margin		11.1%		(1.3)%
Restructuring and related charges (4)	—	10,743	—	9,267
2015 Adjusted Results	$357,519	$50,514	$280,134	$5,684
2015 Adjusted Operating Margin		14.1%		2.0%
(4) Excludes pre-tax restructuring related charges recorded in corporate of $986.

THREE MONTHS ENDED JUNE 30, 2014 - (UNAUDITED)

(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$772,204	$252,840	$154,785	$78,057	$45,455	$0.57
2014 Reported Margins		32.7%	20.0%	10.1%
Acquisition-related charges	—	1,041	(2,355)	3,396	1,914	0.03
Restructuring and related charges	—	1,341	(58)	13,994	13,874	0.17
Loss on divestiture	—	—	—	—	1,607	0.02
2014 Adjusted Results	$772,204	$255,222	$152,372	$95,447	$62,850	$0.79
2014 Adjusted Margins		33.1%	19.7%	12.4%
(2) Represents amounts attributable to Kennametal Shareholders.

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
2014 Reported Results	$415,529	$52,598	$356,675	$26,636
2014 Reported Operating Margin		12.7%		7.5%
Acquisition-related charges	—	1,327	—	2,069
Restructuring and related charges	—	10,516	—	3,478
2014 Adjusted Results	$415,529	$64,441	$356,675	$32,183
2014 Adjusted Operating Margin		15.5%		9.0%

TWELVE MONTHS ENDED JUNE 30, 2015 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating (Loss) Income	Net (Loss) Income (2)	Diluted (LPS) EPS
2015 Reported Results	$2,647,195	$(357,823)	$(373,896)	$(4.71)
2015 Reported Operating Margin		(13.5)%
Restructuring and related charges	—	58,102	44,197	0.56
Technology asset impairment charge	—	5,500	3,377	0.04
Goodwill and other intangible asset impairment charges	—	536,200	483,386	6.09
Tax redeployment expense	—	—	2,945	0.04
2015 Adjusted Results	$2,647,195	$241,979	$160,009	$2.02
2015 Adjusted Operating Margin		9.1%
(2) Represents amounts attributable to Kennametal Shareholders.

TWELVE MONTHS ENDED JUNE 30, 2014 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$2,837,190	$263,432	$158,366	$1.99
2014 Reported Operating Margin		9.3%
TMB inventory step-up	—	15,420	11,518	0.14
Acquisition-related charges	—	8,674	5,648	0.07
Restructuring and related charges	—	19,085	17,356	0.22
Tax repatriation expense	—	—	7,170	0.09
Loss on divestiture	—	—	1,607	0.02
2014 Adjusted Results	$2,837,190	$306,611	$201,665	$2.53
2014 Adjusted Operating Margin		10.8%
(2) Represents amounts attributable to Kennametal Shareholders.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2015	2014
Net cash flow from operating activities	$351,437	$271,873
Purchases of property, plant and equipment	(100,939)	(117,376)
Proceeds from disposals of property, plant and equipment	16,122	1,236
Free operating cash flow	$266,620	$155,733